UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.                      Costs Associated with Exit or Disposal Activities.

On November 3, 2010, Olin Corporation (the “Company”) filed a Current Report on Form 8-K announcing that the Company approved a plan to relocate Winchester’s Centerfire Operations to Oxford, Mississippi.  At that time, the Company was unable to estimate the charges that it will incur in connection with the transfer of these operations over the next several years.

The Company currently estimates that the expenses associated with this relocation will include $7 million of employment-related costs, consisting of approximately $3 million for pension curtailment costs and approximately $4 million for other employment-related costs.

This forecast may change as the relocation and related actions are completed and, at this time, the Company is not able to estimate the extent of any additional expenses that may be incurred in connection with the relocation.  The Company will file an amendment to this Report to report any such additional expenses at the time that it is able to reasonably estimate such expenses.

Safe Harbor Statement

This report contains forward-looking statements, including those regarding the effect of the relocation of Winchester’s Centerfire Operations and the expected amounts of costs and/or charges. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to, the Company’s ability to move and shut down the operations discussed in this filing in a timely and effective manner; changes in the Company’s business requirements; and other risks described in the Company’s SEC filings. The Company undertakes no obligation to revise or update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLIN CORPORATION

By:           /s/ George H. Pain
Name: George H. Pain
Title:   Senior Vice President, General Counsel and Secretary

Date:  December 10, 2010